Provident Bancorp, Inc. Reports Earnings for the September 30, 2020 Quarter and Continues Payment of Quarterly Cash Dividends of $0.03 per Share

Company Release – 10/22/2020

Amesbury, Massachusetts — Provident Bancorp, Inc. (the “Company”) (NasdaqCM: PVBC), the holding company for The Provident Bank (the “Bank”), reported net income for the three months ended September 30, 2020 of $3.2 million, or $0.18 per diluted share, compared to $3.5 million, or $0.19 per diluted share, for the three months ended September 30, 2019. Net income for the nine months ended September 30, 2020 was $7.7 million, or $0.42 per diluted share, compared to $8.3 million, or $0.44 per diluted share, for the nine months ended September 30, 2019. As a result of the completion of the second-step conversion and related stock offering in October 2019, all historical share and per share information has been restated to reflect the 2.0212-to-one exchange ratio.

The Company also announced that its Board of Directors has declared a quarterly cash dividend of $0.03 per share, which will be paid on November 19, 2020 to stockholders of record as of November 5, 2020.

In announcing these results, Dave Mansfield, Chief Executive Officer said, “Although uncertainty surrounding the U.S. economy continues, we are encouraged by the strength of our customers and communities. During the third quarter, many businesses were able to implement adjustments to adapt to the COVID-19 environment, enabling them to fully or partially re-open and service customers. As a result we have seen fewer requests for new or extended modifications, with many borrowers who had modified their loan during the height of the pandemic able to resume normal loan repayments.”  Mansfield added, “Ensuring our clients receive an exceptional banking experience remains our top priority. During these unprecedented times, I am especially thankful for the energy and dedication of our employees who go above and beyond every single day to deliver on that promise.” Mansfield continued, “We are also pleased to announce the payment of another quarterly cash dividend. We believe that the payment of dividends, coupled with our recently announced stock repurchase program, evidence our financial strength during difficult economic times.”

COVID–19 Response

The Company’s market area has implemented a phased reopen plan and has not seen a significant spike in cases since the implementation began. The continued progression has allowed businesses to reopen and service customers with restrictions in place. Many companies have been able to make adjustments to their operations to adapt to the COVID-19 environment during the second and third quarters of 2020. There remains significant uncertainty about COVID-19, including concerns of a second wave of the pandemic and potential challenges caused by the colder winter months. While it is not possible to know the full extent that the impact of COVID-19 will have on the Company’s operations, the Company will continue to disclose potentially material items of which it is aware.

During the third quarter of 2020 the Company has continued to take steps to resume normal operations, which includes the collection of service and other fees on deposit accounts, and the reopening of most of our retail branch lobbies. The Company also continues to focus on meeting the needs of its customer base during the pandemic. The Company has maintained close communication with commercial customers and allowed for deferral extensions on an as-needed and case-by-case basis. During the third quarter there were 24 loan modifications completed, 12 of these were new modifications on loans totaling $17.6 million and 12 were extensions of existing modifications for loans totaling $8.2 million. Of the 24 loan modifications completed 14 were interest only modifications for loans totaling $19.0 million and 10 were full payment deferrals on loans totaling $6.9 million. Many loans under modification have been able to resume normal repayment and as of September 30, 2020 loan modifications made under the CARES Act totaled $175.4 million, or 12.9% of total loans, compared to $264.2 million, or 20.6% of totals loans as of June 30, 2020. The Company has $86.8 million in loan modifications set to resume normal repayment in October 2020. We are currently working with borrowers to determine their ability to resume the scheduled repayments or their need for a deferral extension. In addition to loan modifications, the Company continues to work with customers who received loans under the Small Business Administration’s (“SBA’s”) 7(a) Paycheck Protection Program (“PPP”) on applying for loan forgiveness.

Financial Results

Net interest and dividend income before provision for loan losses increased by $2.9 million, or 26.6%, compared to the three months ended September 30, 2019 and increased by $7.3 million, or 22.9%, compared to the nine months ended September 30,  2019. The growth in net interest and dividend income for the three months ended September 30, 2020 compared to the three months ended September 30, 2019 is primarily the result of an increase in our average interest-earning assets of $341.9 million, or 34.3%, offset by an increase in average interest-bearing liabilities of $105.6 million, or 15.3%, and a decrease in net interest margin of 26 basis points to 4.18%. The growth in net interest and dividend income for the nine months ended September 30, 2020 compared to the same period in 2019 is primarily the result of an increase in average interest-earning assets of $291.4 million, or 30.5%, offset by an increase in average interest-bearing liabilities of $88.5 million, or 13.3%, and a  decrease in the net interest margin of 26 basis points to 4.18%.

Provision for loan losses of $760,000 were recognized for the three months ended September 30, 2020 compared to $833,000 for the same period in 2019. For the nine months ended September 30, 2020, a provision of $4.7 million was recognized compared to $3.6 million for the nine months ended September 30, 2019.  The changes in the provision were based on management’s assessment of loan portfolio growth and composition changes, historical charge-off trends, levels of problem loans and other asset quality trends. The Company has reviewed certain qualitative factors in light of significant economic deterioration due to COVID-19. Due to the continued uncertainty caused by COVID-19, including concerns of a second wave of the pandemic and potential challenges caused by the colder winter months, continued provisions were recognized.

The allowance for loan losses as a percentage of total loans was 1.31% as of September 30, 2020 compared to 1.42% as of December 31, 2019.  Included in total loans is $78.0 million in PPP loans originated as part of the CARES Act that we believe have no credit risk due to a government guarantee, therefore we have not provided for losses for these loans. Excluding these loans, the allowance for loan losses as a percentage of total loans was 1.39% as of September 30, 2020.  The allowance for loan losses as a percentage of non-performing loans was 70.57% as of September 30, 2020 compared to 237.58% as of December 31, 2019. Non-performing loans were $25.2 million, or 1.68% of total assets as of September 30, 2020, compared to $5.8 million, or 0.52% of total assets, as of December 31, 2019.  As of September 30, 2020, non-performing loans consist primarily of two commercial relationships and one commercial real estate relationship. These loan relationships were evaluated for impairment and specific reserves of $1.4 million were allocated as of September 30, 2020. The commercial real estate loan relationship totaling $19.8 million was restructured during the first quarter of 2020. The relationship has been paying as agreed in accordance with the restructured terms.

Noninterest income decreased $129,000, or 12.4%, to $911,000 for the three months ended September 30, 2020 compared to $1.0 million for the same period in 2019. The decrease is primarily due to a decrease in other service charges fee and customer service fees on deposit accounts, partially offset by an increase in bank owned life insurance and other income. Other service charges and fees decreased  $198,000, or 44.0%, and customer service fees on deposit accounts decreased $22,000, or 5.4%, primarily due to decreased consumer spending, which resulted in decreased overdraft fees and service charges. Bank owned life insurance income increased $59,000, or 33.7%, due to the purchase of additional insurance. Other income increased $32,000, or 290.0%, primarily due to fee income for SBA PPP loan referrals.  For the nine months ended September 30, 2020, noninterest income decreased $517,000, or 16.5%, to $2.6 million compared to $3.1 million for the nine months ended September 30, 2019. The decrease is primarily due to a decrease in gains on sales of securities, other service charges fee, and customer service fees on deposit accounts, partially offset by an increase in bank owned life insurance and other income.  Gains on sales of securities were zero for the nine months ended September 30, 2020 compared to $113,000 for the nine months ended September 30, 2019 as we repositioned our investment portfolio in debt securities available for sale. Other service charges and fees decreased  $395,000, or 28.9%, and customer service fees on deposit accounts decreased  $91,000, or 8.4%, primarily due to waived service charges and fees during the second quarter for customers impacted by COVID-19 and decreased consumer spending. Bank owned life insurance income increased $59,000, or 11.2%, due to the purchase of additional insurance. Other income increased $23,000 or 48.9%, primarily due to fee income on SBA PPP loan referrals.

Noninterest expense increased $3.2 million, or 49.9%, to $9.7 million for the three months ended September 30, 2020 compared to $6.5 million for the three months ended September 30, 2019. The increase is primarily due to an increase in salaries and employee benefits expense, professional fees and write-downs of assets receivable. The increase of $1.5 million, or 32.4%, for the three months ended September 30, 2020 in salary and employee benefits was primarily due to a higher number of sales and operations positions compared to the same period in 2019 and the addition of staff from the mortgage warehouse lending purchase. A write-down of an SBA receivable balance was completed after the Company evaluated the collectability and determined that $1.3 million is likely uncollectible though collection efforts are still being made. Professional fees increased $344,000, or 286.7%, primarily due to decreased legal expenses in 2019 relating to an insurance settlement that was received in the third quarter. For the nine months ended September 30, 2020, noninterest expense increased $6.3 million, or 31.2%, to $26.4 million compared to $20.1 million for the nine months ended September 30, 2019. The increase is primarily due to an increase in salaries and employee benefits, other expense and professional fees and write-downs on receivables, partially offset by a decrease in occupancy expense. The increase of $4.1 million, or 31.3%, for the nine months ended September 30, 2020 in salary and employee benefits was primarily due to a higher number of sales and operations positions compared to the same period in 2019, the addition of staff from the mortgage warehouse operations and ESOP expense, which increased due to the acquisition of additional shares from our second-step conversion and related stock offering in October 2019.  In addition to the $1.3 million write-down of an SBA receivable as noted above, a write-down of a notes receivable balance of $500,000 was completed in the first quarter after the Company evaluated the collectability and determined it was uncollectible. Other expense increased $211,000, or 9.3%, due to increased loan workout expenses and professional fees increased $179,000 or 17.2%, due to the 2019 insurance settlement noted above as well as increased audit and compliance costs. Occupancy expense decreased $313,000, or 20.0%, primarily due to the acceleration of our leasehold improvements amortization related to the closure of our Hampton, New Hampshire branch in 2019.

As of September 30, 2020,  total assets have increased $376.2 million, or 33.5%, to $1.50 billion compared to $1.12 billion at December 31, 2019. The primary reasons for the increase are increases in net loans, bank owned life insurance and accrued interest receivable, partially offset by a decrease in cash and cash equivalents and in investments in debt securities available-for-sale. Net loans increased $382.1 million, or 39.8%, to $1.34 billion as of September 30, 2020 compared to $959.3 million at December 31, 2019. The increase in net loans was due to an increase in commercial loans of $131.0 million, or 29.0%, the acquisition and growth of mortgage warehouse loans to $275.8 million, and an increase in commercial real estate loans of $7.8 million, or 1.9%, partially offset by decreases in construction and land development loans of $11.0 million, or 23.5%, residential real estate loans of $8.8 million, or 19.2%, and consumer loans of $5.7 million, or 44.9%. The increase in commercial loans was primarily due to the origination of $78.0 million in

SBA PPP loans. The increase in bank owned life insurance of $9.5 million, or 39.8%, was primarily due to the purchase of additional insurance. The increase in accrued interest receivable of $3.3 million, or 114.4%, was primarily due to deferred interest on loan modifications as part of the CARES Act. The decrease in cash and cash equivalents of $12.2 million, or 20.5%, resulted from the purchase of the mortgage warehouse loans, partially offset by an increase in deposits. The decrease in debt securities available-for-sale of $7.4 million, or 17.6%, resulted primarily from principal pay downs on government mortgage-backed securities.

Total liabilities increased $367.7 million, or 41.3%, due to increased deposits and an increase in borrowings. Deposits were $1.17 billion as of September 30, 2020, representing an increase of $318.3 million, or 37.5%, compared to December 31, 2019. The increase in deposits was due to an increase of $140.0 million, or 37.9%, in NOW and demand deposits, an increase of $55.5 million, or 20.5% in money market accounts, $88.6 million, or 93.9%, in time deposits, and an increase of $34.2 million, or 29.6%, in savings accounts. Money market deposits and NOW and demand deposits increased due to funds from the origination of PPP loans and strategic deposit growth strategy. The increase in time deposits is primarily due to increases in brokered certificates of deposit of $66.6 million, or 137.0%, and an increase of $34.5 million, or 399.0%, from Qwickrate deposits, where we gather certificates of deposit nationwide by posting rates we will pay on these deposits.  The increase in savings accounts is primarily caused by decreased consumer spending which resulted in increased consumer savings. Borrowings increased $48.5 million, or 194.0%, to $73.5 million as of September 30, 2020 primarily due to increased overnight borrowings to fund the mortgage warehouse loan growth.

As of September 30, 2020, shareholders’ equity was $239.4 million compared to $230.9 million at December 31, 2019, representing an increase of $8.5 million, or 3.7%. The increase was primarily due to year-to-date net income of $7.7 million, stock-based compensation expense of $760,000, other comprehensive income of $601,000 and employee stock ownership plan shares earned of $621,000, partially offset by a decrease of $1.2 million from dividends declared.

About Provident Bancorp, Inc.

Provident Bancorp, Inc. is a Maryland corporation that was formed in 2019 to be the successor corporation to Provident Bancorp, Inc., a Massachusetts corporation, and the holding company for The Provident Bank, which also operates under the name BankProv. The Provident Bank is an innovative, commercial bank that finds solutions for our business and private clients. We are committed to strengthening the economic development of the regions we serve, by working closely with businesses and private clients and delivering superior products and high-touch services to meet their banking needs. The Provident has offices in Massachusetts and New Hampshire. All deposits are insured in full through a combination of insurance provided by the Federal Deposit Insurance Corporation (FDIC) and the Depositors Insurance Fund (DIF). For more information about The Provident Bank please visit our website www.bankprov.com or call 877-487-2977.

Forward-looking statements

This news release may contain certain forward-looking statements, such as statements of the Company’s or the Bank’s plans, objectives, expectations, estimates and intentions. Forward-looking statements may be identified by the use of words such as, “expects,” “subject,” “believe,” “will,” “intends,” “may,” “will be” or “would.” These statements are subject to change based on various important factors (some of which are beyond the Company’s or the Bank’s control) and actual results may differ materially. Accordingly, readers should not place undue reliance on any forward-looking statements (which reflect management’s analysis of factors only as of the date of which they are given). These factors include: general economic conditions; the effects of any pandemic; trends in interest rates; the ability of our borrowers to repay their loans; and the ability of the Company or the Bank to effectively manage its growth and results of regulatory examinations, among other factors. The foregoing list of important factors is not exclusive. Readers should carefully review the risk factors described in other documents of the Company files from time to time with the Securities and Exchange Commission, including Annual and Quarterly Reports on Forms 10-K and 10-Q, and Current Reports on Form 8-K.

Provident Bancorp, Inc.

Carol Houle, 603-334-1253

Executive Vice President/CFO

choule@bankprov.com

Provident Bancorp, Inc.

Consolidated Balance Sheet

	At	At
	September 30,	December 31,
	2020	2019
(Dollars in thousands)	(unaudited)
Assets
Cash and due from banks	$13,486	$11,990
Short-term investments	33,958	47,668
Cash and cash equivalents	47,444	59,658
Debt securities available-for-sale (at fair value)	34,421	41,790
Federal Home Loan Bank stock, at cost	895	1,416
Loans, net of allowance for loan losses of $17,788 and $13,844 as of
September 30, 2020 and December 31, 2019, respectively	1,341,341	959,286
Bank owned life insurance	36,459	26,925
Premises and equipment, net	14,700	14,728
Accrued interest receivable	6,118	2,854
Right-of-use assets	4,297	3,713
Other assets	12,307	11,418
Total assets	$1,497,982	$1,121,788

Liabilities and Shareholders' Equity
Deposits:
Noninterest-bearing	$361,091	$222,088
Interest-bearing	807,143	627,817
Total deposits	1,168,234	849,905
Borrowings	73,500	24,998
Operating lease liabilities	4,512	3,877
Other liabilities	12,305	12,075
Total liabilities	1,258,551	890,855
Shareholders' equity:
Preferred stock; authorized 50,000 shares:
no shares issued and outstanding	—	—
Common stock, $0.01 par value, 100,000,000 shares authorized;
19,472,310 and 19,473,818 shares issued and outstanding
at September 30, 2020 and December 31, 2019, respectively	195	195
Additional paid-in capital	147,032	146,174
Retained earnings	100,675	94,159
Accumulated other comprehensive income	1,059	458
Unearned compensation - ESOP	(9,530)	(10,053)
Total shareholders' equity	239,431	230,933
Total liabilities and shareholders' equity	$1,497,982	$1,121,788

Provident Bancorp, Inc.

Consolidated Income Statements

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
(Dollars in thousands, except per share data)	(unaudited)
Interest and dividend income:
Interest and fees on loans	$14,972	$12,841	$43,123	$36,810
Interest and dividends on securities	200	406	717	1,230
Interest on short-term investments	6	69	81	136
Total interest and dividend income	15,178	13,316	43,921	38,176
Interest expense:
Interest on deposits	1,075	1,691	4,164	4,659
Interest on borrowings	108	568	655	1,701
Total interest expense	1,183	2,259	4,819	6,360
Net interest and dividend income	13,995	11,057	39,102	31,816
Provision for loan losses	760	833	4,731	3,649
Net interest and dividend income after provision for loan losses	13,235	10,224	34,371	28,167
Noninterest income:
Customer service fees on deposit accounts	382	404	998	1,089
Service charges and fees - other	252	450	973	1,368
Gain on sale of securities, net	—	—	—	113
Bank owned life insurance income	234	175	584	525
Other income	43	11	70	47
Total noninterest income	911	1,040	2,625	3,142
Noninterest expense:
Salaries and employee benefits	5,929	4,478	17,130	13,046
Occupancy expense	384	373	1,254	1,567
Equipment expense	151	105	432	320
Data processing	227	188	623	542
Marketing expense	46	115	181	239
Professional fees	464	120	1,217	1,038
Directors' compensation	177	188	542	557
Software depreciation and implementation	256	173	694	518
Write-downs of assets receivable	1,307	—	1,807	—
Other	745	720	2,473	2,262
Total noninterest expense	9,686	6,460	26,353	20,089
Income before income tax expense	4,460	4,804	10,643	11,220
Income tax expense	1,258	1,295	2,960	2,962
Net income	$3,202	$3,509	$7,683	$8,258
Earnings per share: (1)
Basic	$0.18	$0.19	$0.42	$0.44
Diluted	$0.18	$0.19	$0.42	$0.44
Weighted Average Shares: (1)
Basic	18,185,995	18,786,692	18,149,745	18,758,905
Diluted	18,222,766	18,965,924	18,184,550	18,874,800

(1) Amounts related to periods prior to the date of the Conversion (October 16, 2019) have been restated to give the retroactive recognition to the exchange ratio applied in the Conversion (2.0212-to-one).

Provident Bancorp, Inc.

Net Interest Income Analysis

(Unaudited)

	For the Three Months Ended September 30,
	2020			2019
		Interest			Interest
	Average	Earned/	Yield/	Average	Earned/	Yield/
	Balance	Paid	Rate	Balance	Paid	Rate
(Dollars in thousands)
Assets:
Interest-earning assets:
Loans	$1,269,970	$14,972	4.72%	$930,115	$12,841	5.52%
Short-term investments	30,720	6	0.08%	14,459	69	1.91%
Investment securities	36,251	186	2.05%	47,302	346	2.93%
Federal Home Loan Bank stock	962	14	5.82%	4,101	60	5.85%
Total interest-earning assets	1,337,903	15,178	4.54%	995,977	13,316	5.35%
Non-interest earning assets	68,244			64,622
Total assets	$1,406,147			$1,060,599
Liabilities and shareholders' equity:
Interest-bearing liabilities:
Savings accounts	$155,865	74	0.19%	$137,121	138	0.40%
Money market accounts	306,196	460	0.60%	232,149	717	1.24%
NOW accounts	136,466	100	0.29%	97,323	76	0.31%
Certificates of deposit	169,583	441	1.04%	132,593	760	2.29%
Total interest-bearing deposits	768,110	1,075	0.56%	599,186	1,691	1.13%
Borrowings	28,024	108	1.54%	91,356	568	2.49%
Total interest-bearing liabilities	796,134	1,183	0.59%	690,542	2,259	1.31%
Noninterest-bearing liabilities:
Noninterest-bearing deposits	354,820			221,409
Other noninterest-bearing liabilities	16,483			14,553
Total liabilities	1,167,437			926,504
Total equity	238,710			134,095
Total liabilities and
equity	$1,406,147			$1,060,599
Net interest income		$13,995			$11,057
Interest rate spread (1)			3.95%			4.04%
Net interest-earning assets (2)	$541,769			$305,435
Net interest margin (3)			4.18%			4.44%
Average interest-earning assets to
interest-bearing liabilities	168.05%			144.23%

(1) Net interest rate spread represents the difference between the weighted average yield on interest-bearing assets and the weighted average rate of interest-bearing liabilities.
(2) Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(3) Net interest margin represents net interest income divided by average total interest-earning assets.

	For the Nine Months Ended September 30,
	2020			2019
		Interest			Interest
	Average	Earned/	Yield/	Average	Earned/	Yield/
	Balance	Paid	Rate	Balance	Paid	Rate
(Dollars in thousands)
Assets:
Interest-earning assets:
Loans	$1,182,459	$43,123	4.86%	$892,189	$36,810	5.50%
Short-term investments	22,965	81	0.47%	9,262	136	1.96%
Investment securities	38,586	643	2.22%	49,078	1,084	2.94%
Federal Home Loan Bank stock	1,813	74	5.44%	3,875	146	5.02%
Total interest-earning assets	1,245,823	43,921	4.70%	954,404	38,176	5.33%
Non-interest earning assets	61,590			62,913
Total assets	$1,307,413			$1,017,317
Liabilities and shareholders' equity:
Interest-bearing liabilities:
Savings accounts	$135,649	256	0.25%	$121,471	324	0.36%
Money market accounts	281,270	1,681	0.80%	229,079	2,083	1.21%
NOW accounts	128,952	368	0.38%	107,353	305	0.38%
Certificates of deposit	154,621	1,859	1.60%	119,889	1,947	2.17%
Total interest-bearing deposits	700,492	4,164	0.79%	577,792	4,659	1.08%
Borrowings	53,351	655	1.64%	87,556	1,701	2.59%
Total interest-bearing liabilities	753,843	4,819	0.85%	665,348	6,360	1.27%
Noninterest-bearing liabilities:
Noninterest-bearing deposits	302,045			205,004
Other noninterest-bearing liabilities	15,959			15,050
Total liabilities	1,071,847			885,402
Total equity	235,566			131,915
Total liabilities and
equity	$1,307,413			$1,017,317
Net interest income		$39,102			$31,816
Interest rate spread (1)			3.85%			4.06%
Net interest-earning assets (2)	$491,980			$289,056
Net interest margin (3)			4.18%			4.44%
Average interest-earning assets to
interest-bearing liabilities	165.26%			143.44%

(1) Net interest rate spread represents the difference between the weighted average yield on interest-bearing assets and the weighted average rate of interest-bearing liabilities.
(2) Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(3) Net interest margin represents net interest income divided by average total interest-earning assets.

Provident Bancorp, Inc.

Select Financial Highlights

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
(unaudited)
Performance Ratios:
Return on average assets (1)	0.91%	1.32%	0.78%	1.08%
Return on average equity (1)	5.37%	10.47%	4.35%	8.35%
Interest rate spread (1) (3)	3.94%	4.04%	3.85%	4.06%
Net interest margin (1) (4)	4.18%	4.44%	4.18%	4.44%
Non-interest expense to average assets (1)	2.76%	2.44%	2.69%	2.63%
Efficiency ratio (5)	64.98%	53.40%	63.16%	57.65%
Average interest-earning assets to
average interest-bearing liabilities	168.05%	144.23%	165.26%	143.44%
Average equity to average assets	16.98%	12.64%	18.02%	12.97%

	At	At	At
	September 30,	December 31,	September 30,
	2020	2019	2019
Asset Quality
Non-accrual loans:
Real estate:
Commercial	$19,834	$1,701	$1,123
Residential	1,166	969	1,049
Construction and land development	-	165	216
Commercial	4,155	2,955	3,519
Consumer	51	37	80
Warehouse	—	—	—
Total non-accrual loans	25,206	5,827	5,987
Accruing loans past due 90 days or more	—	—	—
Other real estate owned	—	—	1,740
Total non-performing assets	$25,206	$5,827	$7,727
Asset Quality Ratios
Allowance for loan losses as a percent of total loans (2)	1.31%	1.42%	1.32%
Allowance for loan losses as a percent of non-performing loans	70.57%	237.58%	207.73%
Non-performing loans as a percent of total loans (2)	1.85%	0.60%	0.64%
Non-performing loans as a percent of total assets	1.68%	0.52%	0.56%
Non-performing assets as a percent of total assets (6)	1.68%	0.52%	0.72%
Capital and Share Related (7)
Stockholders' equity to total assets	16.0%	20.6%	12.6%
Book value per share	$12.30	$11.86	$6.99
Market value per share	$7.79	$12.45	$11.89
Shares outstanding	19,472,310	19,473,818	19,447,627

(1) Annualized.
(2) Loans are presented before the allowance but include deferred costs/fees.
(3) Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of interest-bearing liabilities.
(4) Represents net interest income as a percent of average interest-earning assets.
(5) Represents noninterest expense divided by the sum of net interest income and noninterest income, excluding gains on securities available for sale, net.
(6) Non-performing assets consists of non-accrual loans plus loans accruing but 90 days overdue and OREO.
(7) Amounts related to periods prior to the date of the Conversion (October 16, 2019) have been restated to give the retroactive recognition to the exchange ratio applied in the Conversion (2.0212-to-one).